Exhibit 99.1

The St. Joe Company Updates Its Land Analysis; Company Continues
Efforts to Move Its Land Holdings to ``Higher and Better Uses''

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--June 16, 2004--The St. Joe Company (NYSE:JOE) today announced that it has updated its analysis of its land holdings, which is an integral part of the company's efforts to move its land to "higher and better uses." This update is the result of a company-wide effort to identify land with development potential and to classify the land in accordance with the company's current view of its potential highest and best use.
    JOE is Florida's largest private landowner. As of March 31, 2004, JOE owned approximately 830,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 355,000 acres within 10 miles of the coast of the Gulf of Mexico.
    "This land analysis represents an important part of our value creation process," said Peter S. Rummell, chairman and CEO of JOE. "Only through an increasingly detailed understanding of our land are we able to develop strategies to move it to a higher and better use over time."
    "When this management team arrived at JOE in 1997, we were entrusted with more than 1,000,000 acres then being used primarily as timberland," said Rummell. "We have demonstrated our capability to identify higher and better uses and to make these uses a reality. Of the lands held in 1997, we have sold, developed or identified a potential higher and better use for approximately 800,000 acres, or about 80 percent."
    "In this most recent analysis, we were able to identify tens of thousands of acres of what was once considered timberland as suitable to support a wide range of residential, commercial, recreational and conservation uses," said Rummell. "We will continue to work to identify improved uses for a substantial portion of our remaining timberland acres."
    The following table sets forth the company's internal land assignments as of March 31, 2004:
-0-
*T
                         JOE Land Holdings(a)
                            March 31, 2004
                         (acres in thousands)

                                                           Percentage
                                               Approximate   of JOE
Land Use Classifications                         Acreage    Holdings

Towns, Resorts, Commercial and RiverCamps

Towns and Resorts                                      77
Commercial(b)                                          19
RiverCamps                                             18
Mitigation Land to Support Development                 28
                                               -----------

     Subtotal                                         143      17%

St. Joe Land Preserves, Ranches, Farmsteads and Home Sites

Preserves                                               3
Ranches                                                45
Farmsteads                                             17
Home Sites                                             14
                                               -----------

      Subtotal                                         80      10%

St. Joe Land Acreage

Conservation and Woodlands                            403
                                               -----------

      Subtotal                                        403      49%

Other Uses

Timber                                                199
Civic Infrastructure                                    6
                                               -----------

      Subtotal                                        205      25%
                                               ----------- -----------

Total                                                 830     100%
                                               =========== ===========

(a) Excludes residential lands in North and South Carolina. Also excludes acres from building investment portfolio and Southeast commercial land acquired since 1998. Subtotals and totals do not foot due to rounding.

(b) Includes commercial, retail, light industrial and multi-family.

*T

    JOE's timberland division will continue to manage virtually all of the company's land holdings as timberland until commencement of development. JOE uses sophisticated silviculture management practices and harvests a significant amount of wood products from its holdings each year.

    The Land Analysis Process is a Journey

    "JOE's internal land analysis is a dynamic, time consuming and complex process with input from and coordination among all of our business units," said Rummell. "At any point in time, it is a reflection of our best judgments - and we expect it to continue to evolve. However, it is important to note that we may not always be able to realize our identified best use for particular parcels, especially if appropriate governmental approvals are not obtained."
    "In addition, the timing and sequence of development may alter our classifications. As we move from land classification to planning and development, additional data is gathered that may affect the ultimate uses of specific parcels, the number of net saleable or developable acres, or the density of development," said Rummell. "What we achieve going forward may differ from our experience to date."
    "As more is learned about a particular parcel, it may move from one classification to another, or it may be subdivided into several classifications," said Kevin M. Twomey, president, COO and CFO of JOE. "A particular parcel currently having a single land class designation may ultimately contain mixed-uses. Our capability to plan with an increasing level of detail is a key element of JOE's place-making strategy."
    "Our evolving land analysis has also enabled us to identify land suitable for several new product lines that could add value and diversity," said Twomey. "These new untested products are still in the process of coming to the market."
    "Our internal land analysis and the search for additional new product lines will continue," said Rummell. "As we develop a deeper understanding of our land holdings and evolving market opportunities, we intend to continue to focus our rigorous process on creating shareholder value while at the same time protecting Northwest Florida's unique character and quality of life."

    Land Classification Categories

    Towns, Resorts, Commercial and RiverCamps

    Towns and Resorts

    JOE creates special places by transforming land suitable for primary, secondary and resort residential uses. As of March 31, 2004, JOE had identified approximately 77,000 acres in this classification. The company's current pipeline of residential projects extends well into the future. More than 27,000 units are currently entitled or at various stages in the entitlement process on more than 33,000 acres.

    Commercial

    "JOE's team continues to refine the way land is identified, positioned and developed for commercial purposes, which include retail, light industrial and multi-family uses," said Twomey. "We see growing interest in commercial land throughout Northwest Florida." As of March 31, 2004, approximately 19,000 acres were classified for commercial uses, including several thousand acres for light industrial use near the site of the proposed relocated airport in Bay County.
    "The broad range of development activity in Northwest Florida is stimulating more commercial demand," said Twomey. "Rooftops bring commercial activity. As more and more commercial users gain an appreciation of the unique qualities of Northwest Florida, and as the demographics of the visitor base continue to evolve, opportunities are becoming realities."

    RiverCamps

    RiverCamps are a series of planned settlements in rustic settings, offering personal retreats in private woodland preserves. As of March 31, 2004, approximately 18,000 acres have been classified for RiverCamps use. RiverCamps home sites are sold fee-simple, with a common area preserved for conservation. At JOE's first RiverCamps location, many home sites are almost one acre. Home sites could be larger at future locations.
    "RiverCamps began as a new concept and product - an experiment. We are delighted with the early reception and success of RiverCamps at Crooked Creek," said Rummell. "The initial concept has evolved to a much higher use than we originally expected. As a result, we have broadened our range of products. The 40,000 acres once expected to become RiverCamps has now evolved into 98,000 acres for five new product offerings - RiverCamps, preserves, ranches, farmsteads and home sites."

    Development Mitigation Land

    Florida's growth regulations require that mitigation land be set aside in the same general area as wetlands being impacted by development. As of March 31, 2004, approximately 28,000 acres have been identified for JOE's mitigation use. "One of the significant competitive advantages that JOE enjoys is a supply of land suitable and available for mitigation of commercial and large scale residential projects," said Rummell.

    St. Joe Land Preserves, Ranches, Farmsteads and Home Sites

    As St. Joe Land Company has learned more about the suitability of its land holdings, it has been able to create new products and identify higher and better uses for JOE's timberlands. "As we've said, the evolution of RiverCamps has created additional real estate products with various levels of amenities," said Twomey. "We believe we can provide a better targeted product for a variety of buyers at higher values than for timberland."

    Preserves

    Preserves are fee-simple home sites of one quarter of an acre to three acres clustered within larger conservation areas. With fewer amenities than RiverCamps, preserves are being designed for second or pre-retirement homes in a rural setting. As of March 31, 2004, approximately 3,000 acres have been classified for use as preserves. Consumer pricing is still being studied but is currently expected to be above $7,500 per acre.

    Ranches

    Ranches have evolved into a distinct rural outdoor recreational product, typically on 75 to 100 acres. A number of ranches are expected to be larger, and some will have links to large public lands or have common sporting areas. As of March 31, 2004, approximately 45,000 acres have been classified for use as ranches. Typical consumer prices are expected to range from $3,000 to $7,000 per acre.

    Farmsteads

    Farmsteads are rural primary home and recreational products ranging in size from five to 20 acres. This product is intended for equestrian, small-scale farming and outdoor recreation uses. As of March 31, 2004, approximately 17,000 acres have been classified for use as farmsteads. Prices to consumers are currently expected to range from $8,000 to $25,000 per acre.

    Home Sites

    St. Joe Land is developing home sites ranging in size from one quarter of an acre to 20 acres for sale to home buyers and local builders. Some home sites will be clustered to create rural communities. Home sites will range in size from parcels suitable for subdivision to parcels for individual homes. As of March 31, 2004, approximately 14,000 acres have been classified for use as home sites. Prices to consumers are expected to vary broadly but currently are expected to range from $25,000 to $120,000 per acre, while bulk sales to local developers may be less.

    St. Joe Land Acreage

    The St. Joe Land Acreage classification includes conservation land expected to be sold to and held by government agencies or environmental groups and woodlands designed for private ownership. Much of the 403,000 acres identified in this classification could be designated either conservation or woodlands.

    Conservation

    Over the last several years, JOE has worked closely with the State of Florida, The Nature Conservancy and other responsible environmental groups to identify high-priority conservation lands. Included in this classification is land that may be used as mitigation for the proposed relocation of the Bay County - Panama City International Airport.

    Woodlands

    Woodlands are parcels designed for outdoor recreation. Parcel sizes range from one to several thousand acres. Prices for the vast majority of these parcels currently range from $1,000 to more than $2,500 per acre.

    Other Uses

    Land designated as timberland and civic infrastructure make up the Other Uses classification.

    Timberland

    The timberland classification includes approximately 199,000 acres. The number of acres in this classification has declined substantially over the past two years as the company has continued to find higher value uses for land that it formerly called "timber forever."
    Even though the market for land used for timber and forest products appears to be showing greater strength, the company does not plan to bring a bulk sale of its timberland to market in the foreseeable future. Instead, it plans to hold this land with the goal of transitioning most or all of it over time for sale as Woodlands or, where possible, other higher value products.

    Civic Infrastructure

    The approximately 6,000 acres of land designated for civic infrastructure include land for regional transportation infrastructure, major highways, schools, parks, public safety and health care institutions. Included in this classification is the 4,000 acres reserved for the proposed relocation of the Panama City - Bay County International Airport; not included are streets and related infrastructure internal to JOE's projects.

    The Best Is Yet To Come

    "It is impressive after seven years of active development how much land is still remaining to contribute revenue for future years," said Rummell. "The vast majority of JOE's original acreage is still undeveloped, available and being pushed to a higher and better use potential. The strength of our land assets and their unique place in the JOE story has never been more powerfully displayed."

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found online at http://www.joe.com.

    Forward-Looking Statements

    Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and various documents filed by the company with the U.S. Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2003.

    Copyright 2004, The St. Joe Company. "St. Joe," "JOE,"
"RiverCamps" and the "taking flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             Media Contact: Jerry M. Ray, 904-301-4430 or
             Investor Contact: Steve Swartz, 904-301-4347